Exhibit 14

NOTIFICATION OF PRIVATE DISPOSITION OF COLLATERAL

To: Burtech LP, LLC (“Borrower”)

From: Bess Ventures and Advisory, LLC (“Secured Party”)

PLEASE TAKE NOTICE: Secured Party with respect to the Collateral (as defined below), hereby gives notice that it purchased the Collateral at a private sale (the “Sale”) on May 8, 2026, at 9:00 a.m. (EST) (the “Disposition Date”). This notice is being provided in accordance with Sections 9-610(c), 9-611(b) and 9-611(d) of the Uniform Commercial Code, which authorized Secured Party to purchase at a private sale collateral “of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations.”

COLLATERAL: The collateral disposed of via a private sale consists of 3,500,000 shares of common stock in Blaize, Inc. (the “Collateral”).

TERMS OF DISPOSITION: The price of the Collateral is readily ascertainable because Blaize, Inc. common stock is publicly traded on a recognized market, NASDAQ, and is the subject of widely distributed standard price quotations. The price of Blaize, Inc. common stock at 9:00 a.m. (EST) on May 8, 2026, was $1.8300 per share. The total value of the Collateral based on the publicly traded price as of 9:00 a.m. (EST) on May 8, 2026, was $6,405,000 (the “Purchase Price”). Secured Party credited the Purchase Price against the principal amount owed by Borrower to Lender.

MORE INFORMATION: For more information, please contact counsel to the Secured Party Olivia C. Lugar, Esq. via phone: ****** or email at ******.